EXHIBIT 10.1

October 15, 2013
Mr. John Voight New Sunrise LLC PO Box 6 Chugwater, WY 82210
Re: First Amendment to Letter of Intent for the purchase of the Sunrise Mine Property

Dear Mr. Voight:

Titan Iron Ore Corp., a Nevada company (“Titan”) entered into a Letter of Intent dated April 15, 2013 (“LOI”), with New Sunrise LLC (“New Sunrise” or “Owner”), for the purchase of patented lode mining claims, fee lands and other interests in real property and facilities situated in Platte County, Wyoming, (the “Property” or the “Sunrise Mine”). Following recent discussions between the parties, Titan and New Sunrise agree to amend the LOI as follows:

1.	Paragraph 1 of the LOI is stricken in its entirety, and replaced by the following language:

“Titan and New Sunrise acknowledge that they have executed a mutually acceptable confidentiality agreement relating to the Property and all associated data and information. Titan shall have the non-exclusive right, through and until January 15, 2014, to complete its due diligence for a possible transaction (the “Due Diligence Period”). The parties acknowledge that Titan has delivered to Owner a non-refundable cash payment in the amount of twenty-five thousand dollars ($25,000.00).  Upon Closing, the consideration paid under this clause shall be not credited against the Purchase Price.”

2.	Paragraph 2 of the LOI is stricken in its entirety, and replaced by the following language:

“Consistent with the provisions herein, this letter Agreement may be terminated by Titan at any time during the Due Diligence Period.  At the end of the Due Diligence Period, pending a satisfactory outcome of the due diligence exercise, and provided that New Sunrise has not sold the Property to a third-party, the parties shall enter into an exclusive agreement to purchase/sell the Property (the “Purchase Agreement”).  The total Purchase Price for the Sunrise Mine is US$12.0 million, which shall be paid in full at Closing, which Closing shall occur no later than sixty (60) days after the end of the Due Diligence Period.”

3.	Paragraph 5 of the LOI is stricken in its entirety, and replaced by the following language:

“During the term of this Agreement, Titan shall have the right (but not the obligation), in the name of Owner, to amend or relocate any or all of the unpatented claims at the Sunrise Mine, to locate lode claims on ground theretofore covered by placer claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, to locate state claims on ground theretofore covered by federal claims or mill sites and vice versa, to locate any fractions resulting from such actions, and to take such other actions respecting any or all of the Sunrise Mine as may be authorized by any future federal or state mining laws and as may be determined by Titan to be necessary or desirable in connection with or in furtherance of operations under this Agreement or the protection or advancement of Titan's rights under this Agreement.  The rights of Titan under this Agreement shall extend to all mining claims, mill sites, and leases located, amended, relocated, applied for, acquired, or otherwise affected by actions taken pursuant to this Section. All expenses incurred by Titan in connection with such actions shall be borne by Titan.”

4.	All other provisions of the LOI shall remain in full force and effect.

If this proposal is acceptable to you, please sign where indicated below and return one fully-executed copy to the undersigned.

TITAN IRON ORE CORP.

By: _________________________
Andrew Brodkey, CEO

AGREED TO AND ACCEPTED this
15th day of October, 2013

NEW SUNRISE LLC

By: ________________________
John Voight – Owner/Member